Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

POWER INTEGRATIONS, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Power Integrations, Inc. Amended and Restated 2016 Incentive Award Plan	(1)	Other	2,000,000	$60.03	$120,060,000.00	0.0001381	$16,580.21

Total Offering Amounts:						$120,060,000.00		16,580.21
Total Fee Offsets:								0.00
Net Fee Due:								$16,580.21

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Offering Note(s)

(1)	Represents shares of common stock, par value $0.001 per share (“Common Stock”) of Power Integrations, Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s Amended and Restated 2016 Incentive Award Plan (the “Plan”). In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act solely for the purpose of calculating the registration fee on the basis of $60.03 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market, on July 30, 2026.